Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2010

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211

Boston, Massachusetts (April 28, 2010): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $2.9 million, or $0.13 per share (basic and diluted), for the quarter ended March 31, 2010, compared to a net loss of $1.1 million, or $0.05 per share (basic and diluted), for the quarter ended March 31, 2009.  The quarter ended March 31, 2010 includes results from Mt. Washington Cooperative Bank (“Mt. Washington”), which was acquired on January 4, 2010.

Richard J. Gavegnano, Chairman and Chief Executive Officer, noted, “I am pleased to report strong net income of $2.9 million, earnings per share of $0.13 and a return on equity of 5.62% for the first quarter of 2010. As we have seen emerging signs that the economy is recovering in the greater Boston area, the Bank has benefited strongly from the current low interest rate environment as evidenced by the rise in our net interest margin and demand for our loan products.”

Net interest income before provision for loan losses increased $7.1 million, or 93.0%, to $14.8 million for the quarter ended March 31, 2010 from $7.7 million for the quarter ended March 31, 2009. The net interest rate spread and net interest margin were 3.75% and 3.92%, respectively, for the quarter ended March 31, 2010, compared to 2.55% and 3.04%, respectively, for the quarter ended March 31, 2009.  The increase in net interest income was due primarily to loan growth along with continuing declines in interest costs of deposits and borrowings.  The average balance of the Company’s loan portfolio, which is principally comprised of real estate loans, increased by $424.5 million, or 58.4%, to $1.2 million, which was only partially offset by the decline in the yield on loans of 23 basis points to 5.71% for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009.  The Company’s cost of deposits declined by 135 basis points to 1.42%, which was only partially offset by the increase in the average balance of interest-bearing deposits of $428.9 million, or 55.7%, to $1.2 million for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009.  The Company’s yield on interest-earning assets declined by only 7 basis points to 5.28% for the quarter ended March 31, 2010 compared to 5.35% for the quarter ended March 31, 2009, while the cost of interest-bearing liabilities declined 127 basis points to 1.53% for the quarter ended March 31, 2010 compared to 2.80% for the quarter ended March 31, 2009.

The Company's provision for loan losses was $1.4 million for the quarter ended March 31, 2010 compared to $546,000 for the quarter ended March 31, 2009. This increase was based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $10.6 million or 0.92% of total loans outstanding at March 31, 2010, compared to $9.2 million, or 1.12% of total loans outstanding at December 31, 2009. Non-performing loans increased to $33.8 million, or 2.93% of total loans outstanding at March 31, 2010, from $21.7 million, or 2.64% of total loans outstanding at December 31, 2009.  Non-performing assets increased to $38.9 million, or 2.26% of total assets, at March 31, 2010, from $24.6 million, or 2.03% of total assets, at December 31, 2009.  Non-performing assets at March 31, 2010 were comprised of $12.6 million of construction loans, $7.6 million of commercial real estate loans, $10.0 million of one-to four-family mortgage loans, $2.9 million of multi-family mortgage loans, $713,000 of other loans and foreclosed real estate of $5.1 million. Non-performing assets at March 31, 2010 include $11.1 million acquired in the Mt. Washington merger comprised of $9.4 million of non-performing loans and $1.7 million of foreclosed real estate.

Non-interest income increased $1.4 million, or 128.6%, to $2.5 million for the quarter ended March 31, 2010 from $1.1 million for the quarter ended March 31, 2009, primarily due to increases of $717,000 in service charges on deposit accounts and $382,000 in gain on sales of loans.  The increase in gain on sales of loans was due to gains totaling $400,000 on sales of fixed-rate bi-weekly mortgage loans during the quarter ended March 31, 2010.  The increase in service charges on deposit accounts for the quarter ended March 31, 2010 was due primarily to deposit relationships acquired in the Mt. Washington merger and additional growth in deposits.

Non-interest expense increased $1.7 million, or 17.3%, to $11.3 million for the quarter ended March 31, 2010 from $9.7 million for the quarter ended March 31, 2009. This increase was due primarily to increases of $620,000 in occupancy and equipment expenses, $316,000 in data processing costs, $232,000 in marketing and advertising, $205,000 in deposit insurance premiums and $479,000 in other general and administrative expenses, partially offset by decreases of $147,000 in salaries and employee benefits and $101,000 in foreclosed real estate expenses, net. The increases in non-interest expenses were primarily due to higher expense levels following the Mt. Washington merger.  The decrease in salaries and benefits expenses reflects pre-tax charges of $2.1 million during the quarter ended March 31, 2009 associated with the retirement of the Company’s CFO and an Executive Vice President and the settlement of an arbitration agreement with a former employee. The Company’s efficiency ratio was 65.72% for the quarter ended March 31, 2010 as compared to 109.11% for the quarter ended March 31, 2009.

Mr. Gavegnano noted, “We were able to improve in our efficiency ratio for the first quarter of 2010 as compared to the same quarter last year even though we completed the acquisition of Mt. Washington, and we are continuing to develop additional synergies between the East Boston Savings Bank and Mt. Washington Divisions as we strive to build an even stronger banking franchise in Suffolk County.”

The Company recorded a provision for income taxes of $1.7 million for the quarter ended March 31, 2010, reflecting an effective tax rate of 37.1%, compared to an income tax benefit of $370,000, or 25.0%, for the quarter ended March 31, 2009. The increase in the income tax provision is primarily due to increased income before income taxes.

Total assets increased $507.9 million, or 41.9%, to $1.7 billion at March 31, 2010 from $1.2 billion at December 31, 2009, reflecting $467.5 million of assets acquired in the Mt. Washington merger.  Cash and cash equivalents increased $66.5 million, or more than threefold, to $86.5 million at March 31, 2010 from $20.0 million at December 31, 2009, including $15.6 million of cash acquired in the Mt. Washington merger.  Securities available for sale increased $56.7 million, or 19.3%, to $350.1 million at March 31, 2010 from $293.4 million at December 31, 2009, including $44.4 million of securities acquired in Mt. Washington merger. Net loans increased $329.5 million, or 40.5%, to $1.1 billion at March 31, 2010 from $813.3 million at December 31, 2009, primarily due to $346.3 million of loans acquired in the Mt. Washington merger, partially offset by sales of fixed-rate bi-weekly mortgage loans totaling $34.1 million.

Total deposits increased $412.4 million, or 44.7%, to $1.3 billion at March 31, 2010 from $922.5 million at December 31, 2009, reflecting $380.6 million of deposits acquired in the Mt. Washington merger along with organic deposit growth of $31.9 million. Total borrowings increased $80.8 million, or 107.2%, to $156.2 million at March 31, 2010 from $75.4 million at December 31, 2009, reflecting $80.9 million of Federal Home Loan Bank advances acquired in the Mt. Washington merger.

Total stockholders’ equity increased $5.0 million, or 2.5%, to $205.4 million at March 31, 2010, from $200.4 million at December 31, 2009. The increase was due primarily to $2.9 million in net income and a $1.8 million increase in accumulated other comprehensive income reflecting an increase in the fair market value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.95% at March 31, 2010, compared to 16.54% at December 31, 2009.  Book value per share increased to $9.08 at March 31, 2010 from $9.07 at December 31, 2009.  Tangible book value per share decreased to $8.54 at March 31, 2010 from $9.07 at December 31, 2009, primarily due to goodwill resulting from the Mt. Washington merger.  Market price per share increased $1.70, or 19.5%, to $10.40 at March 31, 2010 from $8.70 at December 31, 2009. At March 31, 2010, the Company and the Bank continued to exceed all regulatory capital requirements.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts-chartered stock savings bank that operates from 20 full service locations in the greater Boston metropolitan area.  East Boston Savings Bank was originally founded in 1848.  We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts.  For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,”  “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties.  Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission.  Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Cash and due from banks	$83,585	$9,010
Federal funds sold	2,929	10,956
Total cash and cash equivalents	86,514	19,966

Certificates of deposit - affiliate bank	3,100	3,000
Securities available for sale, at fair value	350,054	293,367
Federal Home Loan Bank stock, at cost	12,538	4,605
Loans held for sale	4,032	955

Loans	1,153,404	822,542
Less allowance for loan losses	(10,629)	(9,242)
Loans, net	1,142,775	813,300

Bank-owned life insurance	32,953	23,721
Foreclosed real estate, net	5,077	2,869
Investment in affiliate bank	11,075	11,005
Premises and equipment, net	33,332	23,195
Accrued interest receivable	7,075	6,231
Prepaid deposit insurance	4,793	5,114
Deferred tax asset, net	11,426	1,523
Goodwill	12,374	-
Other assets	2,165	2,535
Total assets	$1,719,283	$1,211,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$101,257	$63,606
Interest-bearing	1,233,627	858,869
Total deposits	1,334,884	922,475

Short-term borrowings - affiliate bank	6,556	3,102
Short-term borrowings - other	22,408	22,108
Long-term debt	127,282	50,200
Accrued expenses and other liabilities	22,741	13,086
Total liabilities	1,513,871	1,010,971

Stockholders' equity:
Common stock, no par value 50,000,000 shares
authorized; 23,000,000 shares issued	-	-
Additional paid-in capital	96,585	100,972
Retained earnings	112,049	109,189
Accumulated other comprehensive income	7,379	5,583
Treasury stock, at cost, 3,391 and 517,500 shares
at March 31, 2010 and December 31, 2009, respectively	(30)	(4,535)
Unearned compensation - ESOP, 734,850 and 745,200 shares
at March 31, 2010 and December 31, 2009, respectively	(7,349)	(7,452)
Unearned compensation - restricted shares, 381,315 and 383,935
shares at March 31, 2010 and December 31, 2009, respectively	(3,222)	(3,342)
Total stockholders' equity	205,412	200,415
Total liabilities and stockholders' equity	$1,719,283	$1,211,386

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended March 31,
(Dollars in thousands, except per share amounts)	2010	2009
Interest and dividend income:
Interest and fees on loans	$16,210	$10,645
Interest on debt securities	3,441	2,455
Dividends on equity securities	205	293
Interest on certificates of deposit	17	42
Interest on other interest-earning assets	12	12
Total interest and dividend income	19,885	13,447

Interest expense:
Interest on deposits	4,199	5,263
Interest on short-term borrowings	29	35
Interest on long-term debt	886	497
Total interest expense	5,114	5,795

Net interest income	14,771	7,652
Provision for loan losses	1,374	546
Net interest income, after provision
for loan losses	13,397	7,106

Non-interest income:
Customer service fees	1,414	697
Loan fees	158	150
Gain on sales of loans, net	565	183
Loss on securities, net	-	(124)
Income from bank-owned life insurance	292	214
Equity income (loss) on investment in affiliate bank	70	(27)
Total non-interest income	2,499	1,093

Non-interest expenses:
Salaries and employee benefits	6,167	6,314
Occupancy and equipment	1,484	864
Data processing	754	438
Marketing and advertising	466	234
Professional services	720	652
Foreclosed real estate expense, net	154	255
Deposit insurance	515	310
Other general and administrative	1,089	610
Total non-interest expenses	11,349	9,677

Income (loss) before income taxes	4,547	(1,478)

Provision (benefit) for income taxes	1,687	(370)

Net income (loss)	$2,860	$(1,108)

Income (loss) per share:
Basic	$0.13	$(0.05)
Diluted	$0.13	$(0.05)

Weighted average shares:
Basic	22,133,155	21,868,565
Diluted	22,133,155	22,050,960

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Quarter Ended March 31,
	2010			2009
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost (4)	Average Balance	Interest	Yield/ Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,151,328	$16,210	5.71%	$726,851	$10,645	5.94%
Securities and certificates of deposit	341,330	3,663	4.35	262,955	2,790	4.30
Other interest-earning assets	35,279	12	0.14	30,361	12	0.16
Total interest-earning assets	1,527,937	19,885	5.28	1,020,167	13,447	5.35

Noninterest-earning assets	138,229			75,208
Total assets	$1,666,166			$1,095,375

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$107,768	128	0.48%	$36,610	46	0.51%
Money market deposits	300,778	893	1.20	183,199	1,027	2.27
Savings and other deposits	178,937	246	0.56	122,990	302	1.00
Certificates of deposit	611,717	2,932	1.94	427,534	3,888	3.69
Total interest-bearing deposits	1,199,200	4,199	1.42	770,333	5,263	2.77

FHLB advances and other borrowings	156,537	915	2.37	67,752	532	3.19

Total interest-bearing liabilities	1,355,737	5,114	1.53	838,085	5,795	2.80

Noninterest-bearing demand deposits	95,943			58,705
Other noninterest-bearing liabilities	10,970			9,078
Total liabilities	1,462,650			905,868

Total stockholders' equity	203,516			189,507
Total liabilities and stockholders' equity	$1,666,166			$1,095,375

Net interest-earning assets	$172,200			$182,082
Net interest income		$14,771			$7,652
Interest rate spread (2)			3.75%			2.55%
Net interest margin (3)			3.92%			3.04%
Average interest-earning assets to average interest-bearing liabilities		112.70%			121.73%

(1) Loans on non-accrual status are included in average balances.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

(4) Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	At or for the Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Key Performance Ratios
Return (loss) on average assets (1)	0.69%	0.67%	(0.40	) %
Return (loss) on average equity (1)	5.62	4.03	(2.34)
Stockholders' equity to total assets	11.95	16.54	16.57
Interest rate spread (1) (2)	3.75	3.41	2.55
Net interest margin (1) (3)	3.92	3.73	3.04
Noninterest expense to average assets (1)	2.72	2.34	3.53
Efficiency ratio (4)	65.72	55.98	109.11

Asset Quality Ratios
Allowance for loan losses/total loans	0.92%	1.12%	1.00%
Allowance for loan losses/
nonperforming loans	31.45	42.59	47.27

Non-performing loans/total loans	2.93	2.64	2.12
Non-performing loans/total assets	1.97	1.79	1.40
Non-performing assets /total assets	2.26	2.03	1.61

Share Related
Book value per share	$9.08	$9.07	$8.28
Tangible book value per share	$8.54	$9.07	$8.28
Market value per share	$10.40	$8.70	$8.42
Shares outstanding at end of period	22,615,294	22,098,565	22,586,000

(1) Annualized for the quarterly data.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

(4) The efficiency ratio represents non-interest expense, divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities.